                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ---------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 29, 1995
                                                   --------------


                               RAYTHEON COMPANY
- --------------------------------------------------------------------------------
(Exact Name of Registrant as Specified in Charter)


          Delaware                      1-2833              04-1760395
- --------------------------------------------------------------------------------
(State or other jurisdiction         (Commission         (I.R.S. Employer
      of incorporation)              file number)       identification No.)


141 Spring Street, Lexington, Massachusetts                       02173
- --------------------------------------------------------------------------------
(Address of Principal Executive Offices)                        (Zip Code)


Registrant's telephone number, including area code (617)862-6600
                                                   -------------


                                Not Applicable
- --------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

                              (Page 1 of 28 Pages)

                    INFORMATION TO BE INCLUDED IN THE REPORT

 ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. The descriptions set forth in this report do not purport to be complete and this report is qualified in its entirety by reference to the documents described herein and attached as exhibits hereto, which are hereby incorporated herein by this reference.

      (a) On April 3, 1995, the tender offer (the "Offer") by RTN Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Raytheon Company, a Delaware corporation (the "Parent") to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares") of E-Systems, Inc., a Delaware corporation (the "Company") at $64.00 per Share in cash commenced. The Offer expired at 12:00 midnight New York City time, April 28, 1995 (the "Expiration Date"). There were validly tendered 32,966,254 Shares pursuant to the Offer representing approximately 96.27 percent of the Shares outstanding as of the Expiration Date. Pursuant to the Offer, immediately after the Expiration Date, on April 29, 1995, the Purchaser accepted for payment those Shares validly tendered according to the terms of the Offer.

           The Offer was made pursuant to an Agreement and Plan of Merger, dated as of April 2, 1995 (the "Merger Agreement"), by and among the Company, the Purchaser and the Parent. On May 8, 1995, and pursuant to the Merger Agreement, the Parent caused the Purchaser to merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Because the Purchaser owned in excess of 90 percent of the Shares outstanding, it consummated the Merger without a meeting of stockholders of the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware. Under the terms of the Merger, each Share issued and outstanding (other than Shares held by the Parent, the Purchaser or any subsidiary of the Parent or the Purchaser or in the treasury of the Company, all of which were cancelled) now represents solely (i) the right to receive $64.00 per Share in cash, without interest, upon surrender of the certificate formerly representing such Share or (ii) a right to dissent from the Merger and obtain an appraisal of such Shares under applicable Delaware law.

           The total amount of funds required by the Purchaser to consummate the Offer and the Merger and for the settlement of options to purchase Shares is approximately $2.3 billion. The funds used in the Purchaser's acquisition of the Shares

                              (Page 2 of 28 Pages)
 were obtained by the Purchaser from the Parent. The Parent has obtained such funds primarily through the sale of commercial paper.

           Pursuant to the Merger Agreement, the Company's Board of Directors (the "Board") reduced the number of Directors to seven and appointed the following designees of the Parent as four of those seven Directors: Peter R. D'Angelo, David S. Dwelley, Christoph L. Hoffmann and C. Dale Reis.

      (b) As a result of the Merger, the separate corporate existence of the Purchaser ceased and the Company, as the Surviving Corporation, became a direct, wholly-owned subsidiary of the Parent. The following description of the Company's business has been taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission:

         The Company designs, develops and produces advanced electronic systems and products, primarily for sale in defense related markets, and provides various related technical services. The Company's largest business segments are the design, development and production of reconnaissance and surveillance systems and command, control and communications systems which represented approximately 75% of the Company's sales in 1994. The Company also designs, develops and manufactures intelligence collection and processing systems, which through reconnaissance and surveillance activities collect radio frequency signals and images, process that data, correlate it with other information ("fusion"), and communicate the information to users including various decision makers, such as battlefield tactical commanders and the National Command Authority. In addition, the Company produces navigation and control systems, and performs aircraft maintenance and modification and other services.

 The Parent intends both to operate the Company as a separate corporate entity and to continue to use the assets of the Company in substantially the same manner as they are presently employed.

                              (Page 3 of 28 Pages)

 ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
 AND EXHIBITS.

      (a)(1) Financial Statements of E-Systems, Inc.


                        E-SYSTEMS, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                      THREE YEARS ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                             1994           1993           1992
                                                                          ----------     ----------     ----------
Revenues:
  Net sales..........................................................     $2,028,300     $2,097,114     $2,094,913
  Other income -- net................................................          5,053         10,775          3,753
                                                                          ----------     ----------     ----------
                                                                           2,033,353      2,107,889      2,098,666
- ------------------------------------------------------------------------------------------------------------------

Costs and Expenses:
  Contract and manufacturing costs...................................      1,691,677      1,759,533      1,776,037
  Selling, general and administrative expenses.......................        173,080        161,870        152,493
  Special charges -- Note M..........................................         24,495             --             --
  Interest expense...................................................          2,412          6,211          7,664
                                                                          ----------     ----------     ----------
                                                                           1,891,664      1,927,614      1,936,194
                                                                          ----------     ----------     ----------
    Income Before Federal Income Taxes and the Cumulative Effect of a
     Change in Accounting Principle..................................        141,689        180,275        162,472
- ------------------------------------------------------------------------------------------------------------------

Federal Income Taxes (Note E):
  Current............................................................         55,411         62,893         51,266
  Deferred...........................................................         (9,362)        (4,484)         2,187
                                                                          ----------     ----------     ----------
                                                                              46,049         58,409         53,453
                                                                          ----------     ----------     ----------
    Income before the Cumulative Effect of a Change in Accounting
     Principle.......................................................         95,640        121,866        109,019
- ------------------------------------------------------------------------------------------------------------------

Cumulative Effect of a Change in Accounting Principle (Note J):
  Retiree health care and life insurance benefits -- net of tax
   benefit of $91,960................................................             --             --       (178,510)
                                                                          ----------     ----------     ----------
    Net Income (Loss)................................................     $   95,640     $  121,866     $  (69,491)
                                                                          ==========     ==========     ==========
- ------------------------------------------------------------------------------------------------------------------

Net Income (Loss) Per Share (Note A):
  Income before the cumulative effect of a change in accounting
   principle.........................................................     $     2.79     $     3.58     $     3.31
  Cumulative effect of a change in accounting principle..............             --             --          (5.42)
                                                                          ----------     ----------     ----------
    Earnings (Loss) Per Share........................................     $     2.79     $     3.58     $    (2.11)
                                                                          ==========     ==========     ==========

               See "Notes to Consolidated Financial Statements."

                              (Page 4 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1993
                                 (IN THOUSANDS)

                                     ASSETS


                                                                                             1994         1993
                                                                                          ----------    ----------
Current Assets:
  Cash and cash equivalents...........................................................    $   24,401    $   32,638
  Accounts receivable (Note B)........................................................       438,205       426,404
  Unreimbursed costs and fees under cost-plus-fee contracts (Note B)..................       186,855       207,519
  Fixed-price contracts:
    Fixed-priced contracts in progress (Note C).......................................        83,903        54,644
    Less progress and advance payments................................................        11,802        21,580
                                                                                          ----------    ----------
                                                                                              72,101        33,064
  Raw materials and purchased parts...................................................        40,272        11,714
  Prepaid expenses and other assets...................................................        18,877        38,623
                                                                                          ----------    ----------
    Total Current Assets..............................................................       780,711       749,962
- ------------------------------------------------------------------------------------------------------------------
Other Assets:
  Prepaid pension costs (Note I)......................................................        34,485        36,489
  Deferred charges and other (Note K).................................................        69,022        56,653
  Deferred federal income taxes (Note E)..............................................        72,160        65,544
  Costs in excess of net assets acquired (Note A).....................................       101,962        62,401
                                                                                          ----------    ----------
                                                                                             277,629       221,087
- ------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment (Notes A and H):
  Land................................................................................         7,871         7,279
  Buildings...........................................................................       100,244        94,731
  Machinery and equipment.............................................................       334,156       306,915
  Leasehold improvements -- net.......................................................        72,793        75,572
  Construction in progress............................................................        16,506        13,957
                                                                                          ----------    ----------
                                                                                             531,570       498,454
  Less allowances for depreciation....................................................       215,743       190,330
                                                                                          ----------    ----------
                                                                                             315,827       308,124
                                                                                          ----------    ----------
                                                                                          $1,374,167    $1,279,173
                                                                                          ==========    ==========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
                                       ------------------------------------
Current Liabilities:
  Accounts payable....................................................................    $   95,316    $   70,313
  Accrued liabilities (Note F)........................................................        92,065        73,495
  Short-term obligations and current portion of long-term debt (Note D)...............         9,517        25,256
                                                                                          ----------    ----------
        Total Current Liabilities.....................................................       196,898       169,064
- ------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
  Long-term debt (Note D).............................................................         3,769           738
  Installment lease obligations (Note H)..............................................         6,346         7,135
                                                                                          ----------    ----------
                                                                                              10,115         7,873
- ------------------------------------------------------------------------------------------------------------------
Deferred Items:
  Retiree health care and life insurance benefits (Note J)............................       284,227       290,795
  Other deferred items................................................................        46,298        41,445
                                                                                          ----------    ----------
                                                                                             330,525       332,240
- ------------------------------------------------------------------------------------------------------------------
Stockholders' Equity (Note G):
  Common stock, par value $1.00.......................................................        34,071        33,885
  Additional capital..................................................................       178,810       172,300
  Retained earnings...................................................................       623,748       563,811
                                                                                          ----------    ----------
                                                                                             836,629       769,996
- ------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies (Notes H and L)
                                                                                          ----------    ----------
                                                                                          $1,374,167    $1,279,173
                                                                                          ==========    ==========

               See "Notes to Consolidated Financial Statements."

                              (Page 5 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                      THREE YEARS ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)


                                                                                1994         1993         1992
                                                                            ------------  -----------  -----------
Cash Flows From Operating Activities
  Net Income (Loss).......................................................  $     95,640  $   121,866  $   (69,491)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Cumulative effect of a change in accounting principle.................            --           --      178,510
    Depreciation and amortization.........................................        54,674       54,858       53,583
    (Benefit) provision for deferred income taxes.........................        (9,362)      (4,484)       2,187
    Gain on sale of investment securities.................................        (1,032)      (2,205)        (453)
  Changes in operating assets and liabilities, net of effects from
   Acquisitions:
    Accounts receivable...................................................        98,069       84,794       20,813
    Unreimbursed costs and fees under cost-plus-fee
     contracts............................................................        20,664      (21,448)     (30,505)
    Fixed-price contracts in progress.....................................       (28,814)      17,002        5,340
    Progress and advance payments.........................................      (105,531)     (91,600)     (47,050)
    Prepaid pension costs.................................................         2,004       (6,631)       8,995
    Accounts payable......................................................        18,631      (25,223)      16,937
    Accrued liabilities...................................................         6,074       (9,596)     (16,318)
    Other assets and liabilities..........................................       (14,196)     (21,520)         502
                                                                            ------------  -----------  -----------
      Net Cash Provided By Operating Activities...........................       136,821       95,813      123,050
- ------------------------------------------------------------------------------------------------------------------

Cash Flows From Investing Activities
  Purchases of property, plant and equipment..............................       (43,547)     (52,063)     (90,837)
  Proceeds from disposals of property, plant and equipment................         1,560          942          992
  Acquisitions, net of cash acquired......................................       (43,513)          --       (9,959)
                                                                            ------------  -----------  -----------
      Net Cash Used In Investing Activities...............................       (85,500)     (51,121)     (99,804)
- ------------------------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities
  Net (payments) borrowings under short-term line-of-credit agreements....           (23)     (19,533)      19,533
  Principal payments on long-term debt and installment lease
   obligations............................................................       (26,340)     (51,693)      (8,855)
  Proceeds from exercise of stock options.................................         6,696       32,655       15,692
  Dividends paid..........................................................       (39,891)     (35,723)     (30,445)
                                                                            ------------  -----------  -----------
      Net Cash Used in Financing Activities...............................       (59,558)     (74,294)      (4,075)
                                                                            ------------  -----------  -----------
Net (Decrease) Increase in Cash and Cash Equivalents......................        (8,237)     (29,602)      19,171
Cash and cash equivalents at beginning of year............................        32,638       62,240       43,069
                                                                            ------------  -----------  -----------
Cash and Cash Equivalents at End of Year..................................  $     24,401  $    32,638  $    62,240
                                                                            ============  ===========  ===========

               See "Notes to Consolidated Financial Statements."

                              (Page 6 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY

                      THREE YEARS ENDED DECEMBER 31, 1994
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                     COMMON STOCK
                                                                  ---------------------    ADDITIONAL    RETAINED
                                                                    SHARES       AMOUNT      CAPITAL     EARNINGS
                                                                  ----------    -------     --------     --------
Balance January 1, 1992......................................     32,417,150    $32,417     $125,421     $592,225
Net loss.....................................................                                             (69,491)
Exercise of stock options, net of stock tendered (including
 tax benefit of $1,501)......................................        474,965        475       15,217
Adjustment for minimum pension liability (net of tax effect
 of $1,910)..................................................                                              (3,708)
Cash dividends on common stock
 ($1.00 per share)...........................................                                             (32,556)
                                                                  ----------    -------     --------     --------

Balance December 31, 1992....................................     32,892,115     32,892      140,638      486,470
Net income...................................................                                             121,866
Exercise of stock options, net of stock tendered (including
 tax effect of $5,850).......................................        992,682        993       31,662
Adjustment for minimum pension liability (net of tax benefit
 of $4,133)..................................................                                              (7,676)
Cash dividends on common stock ($1.10 per share).............                                             (36,849)
                                                                  ----------    -------     --------     --------

Balance December 31, 1993....................................     33,884,797     33,885      172,300      563,811
Net income...................................................                                              95,640
Exercise of stock options, net of stock tendered (including
 tax benefit of $986)........................................        186,316        186        6,510
Adjustment for minimum pension liability (net of tax effect
 of $2,475)..................................................                                               4,597
Unrealized gain on available-for-sale securities reported at market value (net of tax effect
 of $151)....................................................                                                 280
Foreign currency translation adjustment......................                                                 216
Cash dividends on common stock ($1.20 per share).............                                             (40,796)
                                                                  ----------    -------     --------     --------

    Balance December 31, 1994................................     34,071,113    $34,071     $178,810     $623,748
                                                                  ==========    =======     ========     ========

               See "Notes to Consolidated Financial Statements."

                              (Page 7 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES
    PRINCIPLES OF CONSOLIDATION -- The accounts of all subsidiaries have been included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated.

    REVENUE AND PROFIT DETERMINATION -- Sales and costs of sales (including general and administrative expenses) on long-term fixed-price contracts and sales (costs and fees) on cost reimbursable contracts are generally recorded under the percentage-of-completion method of accounting as costs are incurred. Sales and costs of sales (including general and administrative expenses) on fixed-price production contracts with substantial quantities are recorded when units are delivered, based on the profit rates anticipated on the contracts at completion. Profits expected to be realized on contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts and adjustments to profits resulting from such revisions are made cumulative to the date of change. Amounts in excess of agreed upon contract price for customer-caused delays, errors in specification and design, unapproved change orders or other causes of unanticipated additional costs are recognized in contract value if it is probable that the claim will result in additional revenue and the amount can be reasonably estimated (See Note C). Losses on contracts are recorded in full as they are identified.

    FIXED-PRICE CONTRACTS AND RAW MATERIALS -- Costs incurred in advance of contractual coverage receive an allocated portion of general and administrative expenses and are valued at the lower of cost incurred or market. Raw materials and purchased parts are valued at average cost not in excess of market.

    PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Capitalized leases are recorded at the present value of the net fixed minimum lease commitments (See Note H). Provisions for depreciation are computed on both accelerated and straight-line methods using rates calculated to amortize the cost of the assets over their estimated useful lives and include amortization of capitalized leases. Leasehold improvements are amortized over the life of the lease and renewal options which are expected to be exercised. The Company's policy is to remove the amounts related to fully-depreciated assets from the financial records.

    EARNINGS PER SHARE -- Earnings per share are computed based on the sum of the average outstanding common shares and common equivalent shares (1994 -- 34,335,000; 1993 -- 34,041,000; 1992 -- 32,941,000). Common equivalent shares assume the exercise of all dilutive stock options. Primary and fully diluted earnings per share are essentially the same.

    STATEMENT OF CASH FLOWS -- All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

    COSTS IN EXCESS OF NET ASSETS ACQUIRED -- The costs in excess of net assets acquired (goodwill) are being amortized using the straight-line method over a period of 10 to 40 years. The increase in costs in excess of net assets acquired during 1994 was due to seven acquisitions during the year and to contingent consideration made related to prior year acquisitions. Accumulated amortization was $9,346,000 and $6,557,000 at December 31, 1994 and 1993, respectively.

    FINANCIAL INSTRUMENTS AND RISK CONCENTRATION -- Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash equivalents, billed accounts receivable and unreimbursed costs and fees under cost-plus-fee contracts. The Company's cash equivalents consist principally of U.S. Government securities and Eurodollar accounts with high credit quality financial institutions. Generally, the investments mature within 90 days and therefore are subject to

                              (Page 8 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1994

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) minimal risk. Billed accounts receivable and unreimbursed costs and fees under cost-plus-fee contracts result primarily from contracts with the U.S. Government or prime contractors with the U.S. Government and some international customers (principally governments). Contracts involving the U.S. Government do not require collateral or other security. The Company conducts ongoing credit evaluations of domestic non-U.S. Government customers and generally does not require collateral or other security from these customers. Generally international customers are required to furnish letters of credit or make advance payments in amounts sufficient to limit the Company's credit risk to a minimal level. Historically, no significant credit-related losses have been incurred.

NOTE B -- RECEIVABLES
    Accounts Receivable and Unreimbursed Costs and Fees Under Cost-Plus-Fee Contracts by major classification are as follows:

(IN THOUSANDS)                                                                       1994         1993
- --------------                                                                     --------     --------
Accounts Receivable Billed:
  U.S. Government.............................................................     $ 98,420     $ 54,305
  Commercial and International................................................       25,169       20,169
  Other.......................................................................       10,792        9,790
Accrued recoverable costs and profits
 (primarily U.S. Government)..................................................      303,824      342,140
                                                                                   --------     --------
    Total.....................................................................     $438,205     $426,404
                                                                                   ========     ========
Unreimbursed Costs and Fees Under Cost-Plus-Fee Contracts to the U.S.
 Government:
  Billed......................................................................     $ 66,261     $ 91,872
  Accrued costs and fees (including fee retentions of $8,168 and $7,756,
   respectively)..............................................................      120,594      115,647
                                                                                   --------     --------
    Total.....................................................................     $186,855     $207,519
                                                                                   ========     ========

    Accrued recoverable costs and profits and accrued costs and fees under customer contracts represent revenue earned under the percentage-of-completion method but not yet billable under the terms of the contracts. These amounts are billable based on the terms of the contract which include shipments of the product, achievement of milestones or completion of the contract. Substantially all of the accrued recoverable costs and profits and accrued costs and fees at December 31, 1994 are to be billed during 1995.

    Offset against accrued recoverable costs and profits are unliquidated progress payments of $374,851,000 for 1994 and $470,604,000 for 1993.

                              (Page 9 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1994

NOTE C -- FIXED-PRICE CONTRACTS
    Cost elements included in Fixed-Price Contracts in Progress are as follows:

(IN THOUSANDS)                                                                        1994       1993
- --------------                                                                       -------    -------
Production costs consisting of material, labor, and overhead:
  Currently in process...........................................................    $37,097    $31,002
  Produced in advance of contractual coverage....................................      7,732        497
  Claim recovery recorded, requests for equitable adjustment and unnegotiated
   change orders in dispute......................................................     23,496     10,984
  General and administrative costs...............................................     15,578     12,161
                                                                                     -------    -------
                                                                                     $83,903    $54,644
                                                                                     =======    =======

    Substantially all of the costs incurred in advance of negotiated contracts at December 31, 1994 are expected to receive firm contractual coverage in 1995.

NOTE D -- DEBT
    Long-term debt at December 31 is summarized as follows:

(IN THOUSANDS)                                                                        1994       1993
- --------------                                                                       -------    -------
Line of credit, at 78 percent of the bank's prime rate or 91 percent of the
 bank's certificate of deposit rate at the Company's option......................    $ --       $24,000
Other............................................................................     13,286      1,994
                                                                                     -------    -------
  Total..........................................................................     13,286     25,994
Less current maturities..........................................................      9,517     25,256
                                                                                     -------    -------
                                                                                     $ 3,769    $   738
                                                                                     =======    =======

    As of December 31, 1994, the maturities of long-term debt were as follows:

1995...............................................................  $   9,517
1996...............................................................        704
1997...............................................................        679
1998...............................................................        323
1999...............................................................        323
Thereafter.........................................................      1,740

    The Company has one line of credit dated October 19, 1994, with total credit available of $250 million. This credit agreement terminates October 19, 1998. This agreement, with a group of seven banks, provides for a floating interest rate based upon competitive bids from the member banks and repayment terms negotiated at the time of each borrowing. The credit agreement provides for a facility fee of .13 percent of the committed amount and requires that the Company maintain a specified debt to equity ratio. The Company had no borrowings under this line in 1994.

    The Company has total lines of credit available under short-term borrowing agreements of $110 million of which $9,195,000 and none were borrowed at December 31, 1994 and 1993, respectively. The lines of credit provide for interest at each bank's offered rate at the date of the advance. The short-term average borrowing rate under these lines of credit was 4.9 percent and 6.5 percent in 1994 and 1993, respectively.

                             (Page 10 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1994

NOTE D -- DEBT (CONTINUED)
    The Company made interest payments in 1994, 1993, and 1992, of $1,613,000, $7,027,000, and $6,817,000, respectively.

NOTE E -- INCOME TAXES
    A reconciliation of the provision for taxes on income to the U.S. statutory rate follows:

(IN THOUSANDS)                                   1994                 1993                 1992
- --------------                              -------------        -------------        -------------
Federal income tax......................    $49,591    35%       $63,096    35%       $55,240    34%
ESOP dividends..........................     (1,847)   (1)        (1,695)   (1)        (1,512)   (1)
Tax settlements.........................     (2,804)   (2)        (1,532)   (1)         --       --
Effect of tax rate change on net
 deferred tax
 assets.................................      --       --         (1,857)   (1)         --       --
Other...................................      1,109     1            397    --           (275)   --
                                            -------    --        -------    --        -------    --
                                            $46,049    33%       $58,409    32%       $53,453    33%
                                            =======    ==        =======    ==        =======    ==

    The tax effects of the significant temporary differences which comprise the deferred tax assets and liabilities at December 31, 1994 and 1993 are as follows:


ASSETS                                       1994       1993
                                           --------   --------
Retiree health care benefits............   $101,612   $103,077
Supplemental executive retirement
 plan...................................      8,149      7,569
Pension plan minimum liabilities........      5,095      7,571
Other...................................     10,799      5,954
                                           --------   --------
Gross Deferred Tax Assets...............   $125,655   $124,171
                                           --------   --------

LIABILITIES
- -----------
Depreciation............................   $ 21,441   $ 21,489
Pension.................................     13,778     13,778
Safe harbor lease.......................      7,395      7,963
Other...................................      8,956     13,592
                                           --------   --------
Gross Deferred Tax Liabilities..........   $ 51,570   $ 56,822
                                           --------   --------
Net Asset...............................   $ 74,085   $ 67,349
                                           ========   ========

    A valuation allowance has not been recorded for the deferred federal income tax benefits as the Company believes it will generate sufficient taxable income in the future to realize all of the recorded benefits.

    Included in operating costs and expenses are state income and franchise taxes of $6,595,000, $6,688,000, and $6,575,000 in 1994, 1993, and 1992,
respectively.

    The Company made federal income tax payments in 1994, 1993, and 1992 of $53,650,000, $55,450,000, and $62,027,000, respectively.

                             (Page 11 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1994

NOTE F -- ACCRUED LIABILITIES



(IN THOUSANDS)                              1994      1993
- --------------                             -------   -------

Accrued liabilities include the
 following:
  Compensation..........................   $27,679   $25,162
  Advances from customers...............     7,451     1,088
  Insurance.............................     9,436     8,559
  Taxes, other than income..............     7,776     8,511
  Dividends.............................    10,171     9,269
  Other accrued items...................    29,552    20,906
                                           -------   -------
                                           $92,065   $73,495
                                           =======   =======

NOTE G -- STOCKHOLDERS' EQUITY
    At December 31, 1994, there were 50,000,000 authorized shares of common stock and 185,000 shares of authorized but undesignated preferred stock, par value $20.

    During 1994, the Board of Directors adopted a Stockholder Rights Plan to distribute under certain circumstances, rights for each outstanding share of the Company's common stock which entitles the shareholder to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock for $130, subject to adjustment. The Rights will be exercisable if an acquiring person or group has acquired 15 percent or more of the Company's common stock or commences a tender offer which would result in beneficial ownership of 15 percent or more of the Company's common stock.

    The Rights expire on October 17, 2004 and may be redeemed by the Company for $0.01 per right at any time until 10 days following a public announcement that a 15 percent position has been acquired.

    If a person or group acquires 15 percent or more of the outstanding common stock of the Company without the consent of the Board of Directors, the holder of each Right not owned by the 15 percent or more shareholder would be entitled to purchase, at the Right's then current exercise price, shares of the Company's common stock having a value of twice the Right's then current exercise price. The exercise price is the purchase price times the number of shares of common stock associated with each Right (initially one).

    In the event the Company is not the surviving corporation in a merger or other business combination, or more than 50 percent of the Company's assets or earnings power is sold or transferred, each holder of a Right will have the right to receive upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

                             (Page 12 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1994

NOTE G -- STOCKHOLDERS' EQUITY (CONTINUED)

    Stock option plans, which include both "nonqualified" and incentive stock options, provide for options to be granted to key employees at prices equal to, greater than or less than market value at the date of grant and for terms not to exceed ten years. The options outstanding under the plans expire at various dates through 2004. Information on stock options is as follows:

                                                     1994                                            1993
                                ---------------------------------------------------------------------------------------------

                                    NUMBER                                          NUMBER
                                     OF                             AGGREGATE        OF                           AGGREGATE
                                   SHARES      PRICES PER SHARE   OPTION PRICES    SHARES    PRICES PER SHARE   OPTION PRICES
                                ---------------------------------------------------------------------------------------------
Options outstanding at be-
 ginning of year..............     2,649,890    $24.74 to $46.13    $95,248,300   3,133,152   $24.75 to $40.25    $99,670,400
Options granted...............        74,000     36.75 to  44.25      2,855,100     869,050    39.94 to  46.13     37,698,400
Options exercised.............      (202,222)    24.75 to  45.44     (6,411,400)  (1,336,949)   24.75 to  40.25   (41,568,000)
Options expired or
 cancelled....................       (40,515)    33.57 to  43.38     (1,432,000)    (15,363)   24.75 to  34.00       (552,500)
                                   ---------                        -----------   ---------                       -----------
Options outstanding at end of
 year.........................     2,481,153*   $24.75 to $46.13    $90,260,000   2,649,890   $24.75 to $46.13    $95,248,300
                                   =========                        ===========   =========                       ===========

Shares reserved for future op-
 tions........................        63,363*
                                   =========
Shares exercisable at Decem-
 ber 31, 1994.................     1,752,661
                                   =========
                                                     1992
                                ----------------------------------------------
                                  NUMBER
                                    OF                             AGGREGATE
                                  SHARES      PRICES PER SHARE   OPTION PRICES
                                ----------------------------------------------
Options outstanding at be-
 ginning of year..............    3,629,432    $18.00 to $40.25   $114,403,800
Options granted...............       51,000     32.00 to  37.32      1,854,500
Options exercised.............     (498,546)    18.00 to  34.63    (15,038,700)
Options expired or
 cancelled....................      (48,734)    24.75 to  34.00     (1,549,200)
                                  ---------                       ------------
Options outstanding at end of
 year.........................    3,133,152    $24.75 to $40.25   $ 99,670,400
                                  =========                       ============
Shares reserved for future op-
 tions........................
Shares exercisable at Decem-
 ber 31, 1994.................

* Total common shares reserved for exercise of stock options at December 31, 1994 were 2,544,516.


NOTE H -- LEASE COMMITMENTS
    Certain plant facilities are leased under agreements expiring at various dates through 2017. Substantially all of the leases for plant facilities may be renewed for up to seven years after the initial term of the lease. The capitalized value of leases amounted to $15,140,000 and $17,461,000 at December 31, 1994 and 1993, respectively, and net book value amounted to approximately $8,158,000 and $9,765,000 at December 31, 1994 and 1993, respectively.

    Future minimum payments as of December 31, 1994 under the capital leases and noncancelable operating leases with initial or remaining terms of one year or more follow:

                                                                                              CAPITAL    OPERATING
(IN THOUSANDS)                                                                                LEASES       LEASES
- -------------                                                                                 -------     --------
1995......................................................................................    $ 1,363     $ 18,890
1996......................................................................................      1,215       15,722
1997......................................................................................      1,245       12,593
1998......................................................................................      1,165        9,982
1999......................................................................................      1,205        9,292
Thereafter................................................................................      3,583       44,502
                                                                                              -------     --------
Total minimum lease payments..............................................................      9,776     $110,981
                                                                                                          ========
Amounts representing interest.............................................................     (2,607)
                                                                                              -------
Present value of net minimum lease payments...............................................    $ 7,169
                                                                                              =======

    Lease expense on plant facilities, machinery and equipment amounted to $18,380,000, $18,890,000, and $22,616,000 in 1994, 1993, and 1992, respectively.

                             (Page 13 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES

                               December 31, 1994

NOTE I -- EMPLOYEE BENEFITS
    The Company has several noncontributory defined benefit pension plans covering substantially all employees. Plans covering salaried and non-union employees provide pension benefits that are based on the highest consecutive 60 months of an employee's compensation. Plans covering employees governed by collective bargaining agreements generally provide pension benefits of stated amounts for each year of service and provide for supplemental benefits for employees who retire with 20 years of service before age 62. The Company's funding policy for all plans is to make annual contributions generally equal to the amounts accrued for pension expense, up to the maximum amount that can be deducted for federal income tax purposes.

    A summary of the components of net periodic expense for the Company's defined benefit plans and Supplemental Executive Retirement Program (SERP), follows:

(IN THOUSANDS)                                                                      1994        1993        1992
- --------------                                                                    --------    --------    --------
Service cost -- benefits earned during this period............................    $ 37,221    $ 31,985    $ 29,655
Interest cost on projected benefit obligation.................................      54,954      48,762      44,015
Actual loss (return) on plan assets...........................................      22,198     (19,027)     (8,135)
Net amortization and deferral.................................................     (66,598)    (29,634)    (42,644)
                                                                                  --------    --------    --------
Net periodic pension expense..................................................    $ 47,775    $ 32,086    $ 22,891
                                                                                  ========    ========    ========
Assumptions used in the accounting for the plans were as follows:
- ------------------------------------------------------------------------------------------------------------------
Weighted-average discount rate................................................        8.5%       7.45%       8.25%
Rates of increase in compensation levels -- defined benefit plans.............        5.0%       5.75%       5.75%
Rates of increase in compensation levels -- SERP..............................        7.0%        7.0%        7.0%
Expected long-term rate of return on assets...................................       10.0%       10.0%       10.0%

    The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheets for the Company's defined benefit pension plans, excluding the SERP:

                                                          1994                                1993
                                            ---------------------------------   ---------------------------------
                                              ACCUMULATED      ASSETS EXCEED      ACCUMULATED      ASSETS EXCEED
                                            BENEFITS EXCEED     ACCUMULATED     BENEFITS EXCEED     ACCUMULATED
(IN THOUSANDS)                                   ASSETS           BENEFITS           ASSETS           BENEFITS
- --------------                              --------------     --------------   ---------------    --------------
Actuarial present value of benefit
 obligations:
  Vested benefit obligation...............   $(63,742)           $(448,904)          $(68,428)        $(446,254)
                                             ========            =========           ========         =========
  Accumulated benefit obligation..........   $(69,680)           $(480,261)          $(76,626)        $(497,263)
                                             ========            =========           ========         =========
  Projected benefit obligation............   $(71,066)           $(576,217)          $(81,133)        $(644,950)

Plan assets at fair value.................     56,050              497,240             60,122           501,410
                                             --------            ---------           --------         ---------
Plan assets less than projected benefit
 obligation...............................    (15,016)             (78,977)           (21,011)         (143,540)
Unrecognized net loss.....................     17,383              202,706             25,186           258,796
Prior service cost (credit) not yet
 recognized in net periodic pension
 cost.....................................     11,372              (22,908)            13,506            (1,556)
Unrecognized net asset at January 1, 1986,
 net of amortization......................     (7,888)             (66,336)            (9,202)          (77,211)
Adjustment to recognize minimum
 liability................................    (20,132)                  --            (24,982)               --
                                             --------            ---------           --------         ---------
(Accrued) Prepaid Pension Cost............   $(14,281)           $  34,485           $(16,503)        $  36,489
                                             ========            =========           ========         =========

                             (Page 14 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1994

NOTE I -- EMPLOYEE BENEFITS (CONTINUED)
    Approximately 53 percent of the defined benefit plans' assets at December 31, 1994 are invested in mutual funds, commercial paper, common stocks and other assets, and 47 percent of the plans' assets are invested in real estate. The market value of the Company's common stock held by the plans was $61,380,000 at December 31, 1994.

    The SERP, which is a nonqualified plan, provides certain officers with defined pension benefits in excess of limits imposed by federal tax laws. See Note K for discussion of the Trust established to fund pension benefits under the SERP. The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheets for the Company's SERP:

(IN THOUSANDS)                                                    1994      1993
- --------------                                                  --------  --------
Actuarial present value of benefit obligations:
  Vested benefit obligation...................................  $(15,284) $(17,767)
                                                                ========  ========
  Accumulated benefit obligation..............................  $(20,640) $(22,515)
                                                                ========  ========
  Projected benefit obligation................................  $(23,397) $(25,449)
Unrecognized net loss.........................................     4,131     8,578
Prior service cost not yet recognized in net periodic pension
 cost.........................................................       520       318
Unrecognized net obligation at January 1, 1986, net of
 amortization.................................................     2,153     2,512
Adjustment required to recognize minimum liability............    (4,047)   (8,474)
                                                                --------  --------
Net pension liability of the SERP.............................  $(20,640) $(22,515)
                                                                ========  ========

    An Employee Stock Ownership Plan (ESOP), which includes substantially all employees, provides for voluntary annual contributions in amounts determined by the Board of Directors. The contributions may be in cash, common stock, securities or other property. The annual contributions are to be at least sufficient to discharge any current obligations of the Employee Stock Ownership Trust. Contributions to the Trust are accrued quarterly and for 1994, 1993, and 1992 were $10,949,000, $11,709,000, and $13,045,000, respectively.

    Certain subsidiaries sponsor separate 401(k) savings plans which provide for voluntary annual contributions at the discretion of management. Contributions of $6,250,000 $4,202,000, and $2,480,000 were made to the plans in 1994, 1993, and
1992, respectively.

    During 1987, the Board of Directors approved a retirement policy for its outside directors which provides for post retirement remuneration and death benefits. The expense of the plan is being amortized over the anticipated remaining terms of the directors.

NOTE J -- RETIREE HEALTH CARE AND LIFE INSURANCE BENEFITS
    Certain health care and life insurance benefits are provided for retired employees. Employees retiring between the ages of 55 and 65 with at least 10 years of service or who age vest under the E-Systems, Inc. Salaried Retirement Plan are eligible for these benefits. Election to participate must be made as of the date of retirement, and the retiree may elect to cover qualifying dependents. If the retiree elects no medical coverage, it may not be added at a later date.

    Prior to 1992, the costs for providing retiree health care and life insurance benefits were recognized as an expense as claims were paid. In 1992, the company began to recognize the projected future

                             (Page 15 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1994

NOTE J -- RETIREE HEALTH CARE AND LIFE INSURANCE BENEFITS (CONTINUED) cost of providing postretirement benefits, such as health care and life insurance, as an expense during the employee's vesting service. Upon implementation of this change, as of January 1, 1992, an accumulated postretirement benefit obligation (APBO) of $270.5 million was recognized.

    A summary of the components of net periodic retiree health care and life insurance benefits cost follows:

(IN THOUSANDS)                                                          1994     1993     1992
- --------------                                                         -------  -------  -------
Service cost.........................................................  $ 7,665  $ 6,546  $ 6,962
Interest cost........................................................   19,232   21,068   21,931
Actual loss (return) on plan assets..................................      562   (1,930)      --
Net amortization and deferral........................................   (4,499)   1,275       --
                                                                       -------  -------  -------
Net periodic postretirement benefits cost............................  $22,960  $26,959  $28,893
                                                                       =======  =======  =======

    In 1993, the Company began contributing to a Voluntary Employees' Beneficiary Association trust and a 401(h) trust that will be used to partially fund health care benefits for retirees. Benefits are funded to the extent contributions are tax-deductible, which under current legislation is limited. In general, retiree health care benefits are paid as covered expenses are incurred. Plan assets consist of listed mutual funds, and the expected long-term rate of return on plan assets is 9 percent. The funded status and amounts recognized in the Consolidated Balance Sheets for the company's retiree health care and life insurance plans are:

(IN THOUSANDS)                                                     1994      1993
- --------------                                                   --------  --------
Discount Rate..................................................      8.5%     7.45%
Accumulated postretirement benefit obligation (APBO):
Retirees.......................................................  $178,905  $164,354
Fully eligible active employees................................    12,740    15,137
Active employees not yet eligible..............................    74,606    86,655
Less fair value of plan assets.................................   (27,605)  (13,614)
                                                                 --------  --------
Excess of APBO over assets.....................................   238,646   252,532
Unrecognized prior service cost................................    12,547    13,383
Unrecognized net gain..........................................    33,034    24,880
                                                                 --------  --------
Accrued retiree health care and life insurance benefits
 liability.....................................................  $284,227  $290,795
                                                                 ========  ========

    The health care cost trend rates, used to calculate both net periodic cost and the APBO, are as follows:


YEARS ENDING DECEMBER 31                                            COST TREND RATES
- ------------------------                                            ----------------
1995-1996.........................................................       7.6%
1997-1998.........................................................       7.7%
1999..............................................................       7.8%
2000 and beyond...................................................       5.8%

                             (Page 16 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1994

NOTE J -- RETIREE HEALTH CARE AND LIFE INSURANCE BENEFITS (CONTINUED)
    Increasing the assumed health care cost trend rates by one percentage point in each year would increase the APBO as of December 31, 1994 by $25,352,000 and the net periodic benefit cost for the year ended December 31, 1994 by $3,042,000.

NOTE K -- INVESTMENTS
    A trust was established to fund the payment of pension benefits under the Supplemental Executive Retirement Program (SERP) (See Note I). Trust assets totaled $45,000,000 and $42,134,000 at December 31, 1994 and 1993, respectively, and are included in Deferred Charges and Other. The assets of the Trust are invested at the discretion of the outside trustee, and at December 31, 1994, consisted primarily of listed common stock, convertible securities, and fixed-income investments. The Trust became irrevocable in 1988 subject only to the claims of creditors in the event of insolvency of the Company.

    In the first quarter of 1994, Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" was adopted. This Statement defines the accounting treatment for marketable equity and debt securities by their classification as either held-to-maturity, trading or available-for-sale securities.

    Trust investments are considered available-for-sale and are stated at fair value, based on quoted market prices as determined by an outside trustee, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. In 1993, the marketable equity securities held by the Trust were carried at the lower of cost or market. At December 31, 1993, the outside trustee estimated the market value of the trust assets to be $46,119,000. Interest, dividends and realized gains and losses of the Trust are included in other income. The cost of securities sold is based on the average cost method. The following is a summary of trust investments at December 31, 1994:

                                                                        GROSS        GROSS
                                                                     UNREALIZED   UNREALIZED    ESTIMATED
(IN THOUSANDS)                                               COST       GAINS       LOSSES     FAIR VALUE
- --------------                                              -------  ----------   ----------   -----------
U.S. corporate securities...............................    $ 3,532      $   21       $  314      $ 3,239
Other debt securities...................................     18,226         480          404       18,302
                                                            -------     --------      -------     --------
    Total debt securities...............................     21,758         501          718       21,541
Equity securities.......................................     22,811       2,244        1,596       23,459
                                                            -------     --------      -------     --------
                                                            $44,569      $2,745       $2,314      $45,000
                                                            =======     ========      =======     ========

    The gross realized gains on sales of available-for-sale securities totaled $1,361,000 and gross realized losses totaled $329,000 for the year-ended December 31, 1994.

                             (Page 17 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

NOTE K -- INVESTMENTS (CONTINUED)
    The amortized cost and estimated fair value of debt and marketable equity securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                                                     ESTIMATED
(IN THOUSANDS)                                                              COST     FAIR VALUE
- --------------                                                             -------  -----------
Due in one to three years..............................................    $ 4,344     $ 4,342
Due after three years..................................................     17,414      17,199
                                                                           -------     -------
                                                                            21,758      21,541
Equity securities......................................................     22,811      23,459
                                                                           -------     -------
                                                                           $44,569     $45,000
                                                                           =======     =======

NOTE L -- COMMITMENTS AND CONTINGENCIES
    Changes to procurement regulations in recent years, as well as the Government's drive against "fraud, waste and abuse" in defense procurement systems have increased the complexity and cost of doing business with the Government. Some of these changes have redefined the ability to recover various standard business costs which the Government will not allow, in whole or in part, as the cost of doing business on Government contracts. Other legal and regulatory practices have increased the number of auditors, inspectors general and investigators to the point that the Company, like every other major Government contractor, is the constant subject of audits, investigations and inquiries concerning various aspects of its business practices.

    The Company regards charges of violation of government procurement regulations as extremely serious and recognizes that such charges could have a material adverse effect on the Company. If the Company is determined to be in noncompliance with any of the applicable laws and regulations, the possibility exists of penalties and debarment or suspension from receiving additional Government contracts.

    The Company has become aware through press reports of the filing of a civil lawsuit, by a former employee, in the United States District Court for the Southern District of Texas (Galveston), brought under the so-called QUI TAM provisions of the False Claims Act, which permit an individual to bring suit in the name of the Government and share in any recovery received by the Government. This lawsuit is currently under seal while the Justice Department conducts an investigation to determine whether it should intervene in the prosecution of the case. The Company is cooperating in that investigation. Although the Company is unaware of the specific nature of the allegations in the sealed lawsuit, the Company is also unaware of any conduct which it believes would support a QUI TAM recovery under the False Claims Act.

    The Company is involved in other disagreements which are in the ordinary course of the Company's business activities that are not expected to have a material adverse effect on the Company's financial position. In addition, the Company is involved in certain environmental investigation matters with governmental agencies, and pending or threatened lawsuits and claims of current and former employees alleging various age, race, sex and disability discrimination or retaliatory discharge.

    Management believes that if there is any impact of the foregoing matters on the Company's financial condition it will not be material.

                             (Page 18 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

NOTE L -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In the normal course of its business activities, the Company is required under certain contracts to provide letters of credit which may be drawn down in the event the Company fails to perform under the contracts. At December 31, 1994, letters of credit outstanding amounted to $55.6 million.

NOTE M -- SPECIAL CHARGES
    Special charges reflect adjustments to the net realizable value of investments in several nontraditional business areas such as mass storage, medical technology and others. The charges of $24.5 million as they impacted each business area are as follows: mass storage, $15.6 million; medical technology, $7.1 million; and other areas, $1.8 million.

NOTE N -- OPERATIONS BY PRODUCT CATEGORY
    The Company has five significant product segments. The Reconnaissance and Surveillance category includes strategic systems for intelligence, reconnaissance and surveillance applications and tactical systems relating to electronic countermeasures and jamming and deception devices. The Command, Control and Communications category includes communications equipment and command and control systems which process data for ready analysis and decision making. In the Navigation and Controls category, automatic control products for aircraft, missile steering and tracking systems, and aircraft navigation aids are developed and manufactured. The Company provides maintenance, repair and modification services for aircraft of all types and other maintenance services through its Aircraft Maintenance and Modification product segment. In 1994, a determination was made to remove the Other Products and Services from the Aircraft Maintenance and Modification segment; accordingly, the segment information for 1993 and 1992 has been reclassified to conform to the 1994 presentation. Included in the Other Products and Services category is the mass storage and retrieval product line (EMASS), medical technology capabilities, data handling, depot maintenance and language processing capabilities. Also included is the Company's transportation technology business which provides for real-time location and status of mass transit vehicles. Product category information is reported herein by product type since each category involves several divisions. There are no sales between product categories.

    Identifiable assets by product category include both assets specifically identified with those operations and an allocable share of jointly used assets. Corporate assets consist primarily of cash, deferred federal income taxes, miscellaneous receivables, investments and fixed assets.

    Sales to the United States Government from all categories amounted to $1,848,326,000, $1,865,069,000, and $1,867,043,000, in 1994, 1993, and 1992,
respectively.

    International sales which are primarily export sales to foreign governments and from all categories are summarized by geographic area as follows:



(IN THOUSANDS)                               1994       1993       1992
- --------------                             --------   --------   --------
Middle East.............................   $ 20,989   $ 63,610   $ 68,309
Europe..................................     59,160     76,722     77,129
Australia and Pacific...................     20,156     19,436     22,921
Other regions...........................     28,023     18,990     12,371
                                           --------   --------   --------
                                           $128,328   $178,758   $180,730
                                           ========   ========   ========

                             (Page 19 of 28 Pages)

                        E-SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

NOTE N -- OPERATIONS BY PRODUCT CATEGORY (CONTINUED)
    Financial information by product category (in thousands) is summarized as follows:

                                          UNAUDITED                                                 DEPRECIATION
                                   ------------------------                 INCOME                      AND         CAPITAL
1994                                BOOKINGS      BACKLOG     NET SALES   BEFORE TAX     ASSETS     AMORTIZATION  EXPENDITURES
- ----                                ----------   ----------   ----------  ----------   -----------  ------------  ------------
Reconnaissance and
 Surveillance....................   $1,060,557   $1,106,724   $1,125,025    $110,157    $  630,844      $32,515       $26,587
Command, Control and
 Communications..................      548,993      593,227      385,599      37,005       152,092        8,653         6,397
Navigation and Controls..........       22,117       82,856       55,000       9,138        40,889        1,966         2,256
Aircraft Maintenance &
 Modification....................      760,726      763,364      335,531      18,830       160,432        5,334         4,890
Other Products and Services......      134,174       85,137      127,145     (21,659)      171,693        3,177         3,168
                                    ----------   ----------   ----------    ---------   ----------      --------      --------
  Total for Operating Segments...    2,526,567    2,631,308    2,028,300     153,471     1,155,950       51,645        43,298
Corporate........................                                             (9,370)      218,217        3,029           375
Interest expense.................                                             (2,412)
                                    ----------   ----------   ----------    ---------   ----------      --------      --------
  Consolidated Total.............   $2,526,567   $2,631,308   $2,028,300    $141,689    $1,374,167      $54,674       $43,673
                                    ==========   ==========   ==========    =========   ==========      ========      ========
1993
- ----
Reconnaissance and
 Surveillance....................   $  996,875   $1,171,192   $1,259,651    $110,611    $  648,277      $33,710       $33,085
Command, Control and
 Communications..................      344,001      429,833      389,852      32,805       160,408        9,992         8,619
Navigation and Controls..........       30,202      115,739       63,518      14,093        27,344        2,431         1,958
Aircraft Maintenance &
 Modification....................      433,328      338,169      300,621      21,081       145,125        4,924         5,127
Other Products and Services......      106,126       78,108       83,472       2,066        48,135          825         2,856
                                    ----------   ----------   ----------    ---------   ----------      --------      --------
  Total for Operating Segments...    1,910,532    2,133,041    2,097,114     180,656     1,029,289       51,882        51,645
Corporate........................                                              5,830       249,884        2,976           441
Interest expense.................                                             (6,211)
                                    ----------   ----------   ----------    ---------   ----------      --------      --------
  Consolidated Total.............   $1,910,532   $2,133,041   $2,097,114    $180,275    $1,279,173      $54,858       $52,086
                                    ==========   ==========   ==========    =========   ==========      ========      ========
1992
- ----
Reconnaissance and
 Surveillance....................   $1,144,397   $1,433,968   $1,379,019    $114,339    $  664,773      $34,889       $70,571
Command, Control and
 Communications..................      407,472      475,684      340,632      26,698       163,852        9,924        11,931
Navigation and Controls..........       51,810      149,055       57,351      11,673        30,987        2,313         2,038
Aircraft Maintenance &
 Modification....................      224,525      205,462      252,841      14,704       117,625        3,683         5,220
Other Products and Services......       77,115       55,454       65,070       3,322        36,444          223           319
                                    ----------   ----------   ----------    ---------   ----------      --------      --------
  Total for Operating Segments...    1,905,319    2,319,623    2,094,913     170,736     1,013,681       51,032        90,079
Corporate........................                                               (600)      239,892        2,551           911
Interest expense.................                                             (7,664)
                                    ----------   ----------   ----------    ---------   ----------      --------      --------
  Consolidated Total.............   $1,905,319   $2,319,623   $2,094,913    $162,472    $1,253,573      $53,583       $90,990
                                    ==========   ==========   ==========    =========   ==========      ========      ========

                             (Page 20 of 28 Pages)

 (a)(2) Manually Signed Accountant's Report


                         REPORT OF INDEPENDENT AUDITORS

Stockholders and
Board of Directors of
E-Systems, Inc.

    We have audited the consolidated balance sheets of E-Systems, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of E-Systems, Inc. and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

    As discussed in Note J, in 1992 the method of accounting for retiree health care and life insurance benefits was changed.

                                          ERNST & YOUNG LLP

Dallas, Texas
January 26, 1995

                             (Page 21 of 28 Pages)

      (b)(1) Pro Forma Financial Information.


                              UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS


     The following unaudited pro forma combined condensed financial statements have been prepared by management of Raytheon Company (the "Corporation") from its historical consolidated financial statements and from the historical financial statements of E-Systems, Inc. The unaudited pro forma combined condensed statement of earnings reflect adjustments as if the merger of RTN Acquisition Corporation with and into E-Systems, Inc., with E-Systems, Inc. continuing as a wholly-owned subsidiary of the Corporation (the "Transaction") had occurred on January 1, 1994. The unaudited pro forma combined condensed balance sheet reflects adjustments as if the Transaction had occurred on December 31, 1994. See "Note 1 -- Basis of Presentation." The pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that management of the Corporation believes are reasonable in such circumstances.

     The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of the Corporation and the related notes thereto. The unaudited pro forma combined condensed financial statements should also be read in conjunction with the historical financial statements of E-Systems, Inc. and the related notes thereto.

     The unaudited pro forma combined condensed financial statements are not necessarily indicative of what the financial position or results of operations actually would have been if the Transaction had occurred on the applicable date indicated. Moreover, they are not intended to be indicative of future results of operations or financial position.

     The combination of the Corporation and E-Systems, Inc. creates a company with over $12 billion in annualized revenues. This combination is expected to provide a small increase in the Corporation's earnings per share in 1995 based on increased E-Systems, Inc. sales volume from its record order backlog at the end of the first quarter of 1995 and growth synergies from the combination with the Corporation, and an increasingly positive contribution to earnings per share thereafter. The combination is consistent with the Corporation's strategy to remain a strong diversified commercial company and a top tier competitor in defense.

                             (Page 22 of 28 Pages)

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
         ------------------------------------------------------------

                                            For the year ended December 31, 1994
                                         -------------------------------------------
                                                               Pro Forma   Pro Forma
                                         Raytheon  E-Systems  Adjustments  Combined
                                         --------  ---------  -----------  ---------
                                            (In millions, except per share data)
                                            ------------------------------------
Net Sales                                $10,013    $2,033    $             $12,046
Cost of Sales                              7,753     1,637       (3) (2c)     9,368
Administration and selling expenses          912       173      (19) (2d)     1,085
Research and development expenses            269        55                      324
Special Charge                                          24                       24
Restructuring provision                      250                                250
                                         -------    ------    -----         -------
  Operating Income                           829       144       22             995

Interest expense, net                          1         2                        3
Acquisition interest expense                                    126  (2e)       126
Amortization of acquisition goodwill                             42  (2f)        42
Other income                                  72                                 72
                                         -------    ------    -----         -------
  Income before tax                          900       142     (146)            896

Federal and foreign income taxes             303        46      (37) (2g)       312
                                         -------    ------    -----         -------
  Net income                                $597       $96    $(183)           $584

Earnings per common share
  Outstanding shares                        $4.51                             $4.41
  Fully diluted                             $4.48                             $4.38

Average common shares
  Outstanding                              132.4                             132.4
  Fully Diluted                            133.2                             133.2

                             (Page 23 of 28 Pages)

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1994


                                                                Pro Forma    Pro Forma
                                          Raytheon  E-Systems  Adjustments    Combined
                                          --------  ---------  -----------   ---------
                                                          In Millions
Assets
  Current Assets:
  Cash and marketable securities             $202       $24      $(24) (2b)      $202
Accounts receivable                           976                                 976
Contracts in process                        1,951       738      (124) (2d)     2,565
Inventories                                 1,499                               1,499
Other                                         357        19                       376
                                           ------    ------    ------         -------
Total Current Assets                        4,985       781      (148)          5,618

Property, plant and equipment               3,691       532      (224)          3,999
  Less accumulated depreciation             2,330       216      (216)          2,330
                                           ------    ------    ------         -------
                                            1,361       316        (8) (2b)     1,669
Costs in excess of net assets acquired        725       102      (102) (2b)     2,426
                                                                1,701  (2b)
Other assets                                  324       175        (7) (2b)       538
                                                                  (34) (2b)
                                                                   80  (2b)
                                           ------    ------    ------         -------
Total Assets                               $7,395    $1,374    $1,482         $10,251
                                           ======    ======    ======         =======



Liabilities and stockholders equity
Current liabilities:
Notes payable and current portion of
long-term debt                             $1,033       $10      $700  (2b)    $1,743
Advance payments                              466                                 466
Accounts payable                              895        95                       990
Other                                         889        92        49  (2b)     1,030
                                           ------    ------    ------         -------
Total Current Liabilities                   3,283       197       749           4,229

Long-term debt                                 25         4     1,531  (2b)     1,560
Other                                         159       336        84  (2b)       534
                                                                  (45) (2b)
Stockholders equity:
Common stock at par                           123        34       (34)            123
Additional pd in capital & other adj.         323       179      (179)            323
Retained earnings                           3,482       624      (624)          3,482
                                           ------    ------    ------         -------
                                            3,928       837      (837)          3,928
                                           ------    ------    ------         -------
                                           $7,395    $1,374    $1,482         $10,251
                                           ======    ======    ======         =======

                             (Page 24 of 28 Pages)

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited pro forma combined condensed statement of earnings presents the historical results of operations of the Corporation and E-Systems, Inc. for the year ended December 31, 1994, with pro forma adjustments as if the Transaction had taken place on January 1, 1994. The unaudited pro forma combined condensed balance sheet presents the historical balance sheets of the Corporation and E-Systems, Inc. as of December 31, 1994, with pro forma adjustments as if the Transaction had been consummated as of December 31, 1994, in a transaction accounted for as a purchase in accordance with generally accepted accounting principles.

     Certain reclassifications have been made to the historical financial statements of the Corporation and E-Systems, Inc. to conform to the pro forma combined condensed financial statement presentation on a consistent basis.

2.    PRO FORMA ADJUSTMENTS

     The following adjustments give pro forma effect to the Transaction (Dollars in Millions, except per share data):

     (a) To record the Exchange Consideration at Closing:
         (Assumed financing $700 million commercial paper,
         $1,531 million medium and long term notes at a
         blended rate of 5.5%)
         Purchase Price                                                $2,348
         Less:  Cash acquired with acquisition                            (24)
                Cash received from exercise of stock options              (93)
                                                                       ------
                   Net financing                                       $2,231

     (b) To adjust the assets and liabilities to their estimated fair values:
         Net assets of E-Systems, Inc. at December 31, 1994            $  837
         Cash used for financing                                          (24)
         Contracts in process valuation adjustments                      (124)
         Writedown of real estate to fair market value                     (8)
         Writedown of other assets to realizable value                     (7)
         Establish pension liability                                      (84)
         Provision for the estimated costs of integrating operations      (10)
         Provision for legal contingencies                                 (4)
         Deferred tax benefits                                             80

                             (Page 25 of 28 Pages)

         Costs in excess of net assets of acquired business             1,701
         Adjust liability for post retirement benefits other
          than pensions                                                    45
         Eliminate prepaid pension expense                                (34)
         Acquisition costs                                                (35)
         E-Systems, Inc. goodwill                                        (102)
                                                                       ------
                                                                       $2,231

     (c) Adjustment to eliminate the amortization of intangible assets of E-Systems, Inc. which would not have been incurred if the Transaction had occurred on January 1, 1994

     (d) Adjustment to reflect the effect on 1994 results relating to a net reduction of accumulated contract costs resulting from valuing acquired contracts in process at contract price, minus the estimated cost to complete and an allowance for the Corporation's normal profit on its efforts to complete such contracts, and other contract valuation adjustments.

     (e) Adjustments which represent additional estimated interest expense resulting from the use of borrowings to finance the Transaction (assumed blended borrowing rate: 5.5% based on 1994 historical rates).

     (f) The amortization of excess of costs over acquired net assets over an estimated life of 40 years. Such amortization expense is subject to possible adjustment resulting from the completion of the valuation analyses. The Corporation expects that any subsequent adjustment would not materially affect the combined pro-forma results.

     (g) The tax effect, using a 35% statutory rate, on the net pro forma adjustments.


                             (Page 26 of 28 Pages)

      (c)  Exhibits.

      2.1 Agreement and Plan of Merger, dated as of April 2, 1995, among the Parent, the Purchaser and the Company is incorporated herein by reference from Exhibit (c)(1) to the Tender Offer Statement on
           Schedule 14D-1 dated April 3, 1995 and filed by the Parent and the Purchaser with the Securities and Exchange Commission on April 3, 1995 (the "Schedule 14D-1").

      2.2 Offer to Purchase dated April 3, 1995 by the Purchaser to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares") of the Company, and the associated Preferred Stock Purchase Rights is incorporated herein by reference from Exhibit
           (a)(1) to the Schedule 14D-1.

      20 Press release issued by the Parent on May 1, 1995 announcing the expiration of the Offer at 12:00 midnight New York City time, April 28, 1995, is incorporated herein by reference from Exhibit (a)(9) to Amendment No. 4 dated May 1, 1995 to the Schedule 14D-1.

      23   Consent of Ernst & Young LLP as Independent Auditors dated May 5,
           1995.

                             (Page 27 of 28 Pages)

                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               RAYTHEON COMPANY


 Date:  May 9, 1995            By:
                                  --------------------------------
                                  Name:
                                  Title:

                             (Page 28 of 28 Pages)

                                 EXHIBIT INDEX
                                 -------------


Exhibit 23  --  Consent of Ernst & Young LLP as Independent Auditors
                dated May 5, 1995